Exhibit 10.5

FIRST AMENDMENT

TO THE

GUIDELINES AND PROCEDURES FOR

TDS OFFICER BONUSES

WHEREAS, Telephone and Data Systems, Inc. (“TDS”) adopted in 2007 and maintains “Guidelines and Procedures for TDS Officer Bonuses,” which are written guidelines and procedures for the determination of annual bonuses for certain officers of TDS (the “Officer Bonus Guidelines”); and

WHEREAS, TDS desires to amend the Officer Bonus Guidelines to comply with section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder.

NOW, THEREFORE, BE IT RESOLVED, that effective for performance years commencing on or after January 1, 2008, TDS hereby amends the Officer Bonus Guidelines by replacing the last paragraph thereof with the following new paragraphs:

Any bonus amount awarded with respect to a performance year will be paid during the period commencing on the January 1 immediately following the performance year and ending on the March 15 immediately following the performance year.  Notwithstanding the foregoing, in the event that payment by such March 15th is administratively impracticable and such impracticability was unforeseeable (in each case, such that payment continues to qualify as a “short-term deferral” within the meaning of section 409A of the Internal Revenue Code), payment will be made as soon as administratively practicable after such March 15th, but in no event later than the December 31 immediately following the performance year.  Payment will be made in the form of a lump sum.

The preceding simply are guidelines.  Notwithstanding anything to the contrary, 100% of the bonus is discretionary, and an officer shall have no right or expectation with respect to any bonus until TDS has determined whether a bonus will be paid for a performance year.  The bonus is not earned by the officer, nor does the officer have a legally binding right to the bonus, unless and until the bonus amount, if any, is paid.

IN WITNESS WHEREOF, TDS has caused this First Amendment to the Officer Bonus Guidelines to be executed by its President and Chief Executive Officer and the members of its Compensation Committee as of this _____________ day of __________________________, 2008.

LeRoy T. Carlson, Jr.	Gregory P. Josefowicz
President and Chief Executive Officer	Member, Compensation Committee

George W. Off	Christopher D. O’Leary
Member, Compensation Committee	Member, Compensation Committee

Herbert S. Wander
Member, Compensation Committee